Exhibit 99(i)

Diversified Holdings I, Inc.
And
Conceptual Management Limited

CONSULTANCY SERVICE ENGAGEMENT CONTRACT

THIS AGREEMENT is made on June 1, 2006

BETWEEN

1.	Diversified Holdings I, Inc. a Nevada corporation, (the “Client” or the “Company”); and
2.	Conceptual Management Limited, (“Consultant”)

RECITAL

The Client desires to retain the Consultant and the Consultant desires to provide to the Client consultancy service to advice on the business development of Diversified Financial Resources Corp. (trading symbol DVFN.OB, "DVFN"), a Nevada corporation, within the PRC on the terms and conditions set out below:

NOW IT IS AGREED AS follows

1.	INTERPRETATION
1.1	In this Agreement:

“Commencement Date”  June 1, 2006
“Confidential Information” all information of that party or any of its Group Companies which is confidential (regardless of its form and whether the other party becomes aware of it before or after the commencement of this agreement) and includes any such incidental information generated by any technology operated by that party
“month”    Calendar month
“Payments”                          the sums payable to the Consultant under clauses 3

“PRC”                                   the People’s Republic of China which for the purpose of this Agreement excluding Hong Kong, Taiwan and Macau
“Service”                               the activities provided by the Consultant to the Client in accordance with the clause 2
“Term”                                  the period from the Commencement Date until the expiry or termination of this Agreement
“working days”   Monday to Friday
“year”                                    Calendar year

1.2	References to clauses and sub-clauses in this Agreement are references respectively to clauses and sub-clauses of this Agreement.
1.3
Words in this Agreement denoting a singular number include the plural and vice versa; words denoting one gender include both genders and the neuter and words denoting a person include a corporation, corporation sole, sole proprietorship, firm, joint venture or syndicate, in each case vice versa.

1.4	Headings in this Agreement are for ease of reference only and do not form part of this Agreement.

2.	TERM AND TERMINATION
2.1	The Client hereby retains the Consultant, and the Consultant hereby agrees, to perform investor relations services for DVFN. For the purpose of this clause, the Consultant shall endeavor to:
         2.1.1 Profile DVFN on one or more of the Consultant's websites;
         2.1.2 Assist in news dissemination for DVFN's products and services;
         2.1.3 Publish DVFN's profile through its network of opt-in email subscribers.
         2.1.4 Provide investor relations services to provide corporate visibility and brand awareness. Consultant agree to comply with any and all rules pertaining to investor relations, including but not limited to, the Canned Spam Act, Rule 10b5, compensation disclosures, etc.

2.2  The Term of this Agreement will be a period of Six (6) months from the Commencement Date.

3.	COMPENSATION
3.1
Notwithstanding any prices listed in any literature or on Web pages, the Client covenants to grant or transfer or cause to be granted a total payment of twelve million five hundred thousand (12,500,000) freely tradable shares of Diversified Financial Resources Corp. (trading symbol DVFN.OB) to the Consultant or its designee(s) upon Signing of this Agreement.

4.	INDEPENDENT CONTRACTOR
4.1
Consultant acknowledges that the Service rendered by Consultant under this Agreement shall be solely as an independent contractor. Consultant shall not enter into any contract or commitment on behalf of Client, and is not entitled to any employment rights or benefits relating to Client and/or DVFN. It is expressly understood that this undertaking is not a joint venture. Consultant shall comply with any and all applicable laws and regulations in providing the services specified hereunder, including Section 17B compliance and any other rules or regulations of the United States Securities Commission that would apply to Consultants’ services.

5.	CONFIDENTIALITY
5.1
The Consultant recognizes and acknowledges that this Agreement creates a confidential relationship between the Consultant, Client and DVFN, and that any information concerning DVFN’s business, customers, vendors, finances, properties, methods of operation, computer programs, and documentation, and other such incidental information, whether written, oral, or otherwise, is confidential in nature. All such information concerning Client and/or DVFN is hereinafter collectively referred to as “Confidential Information.”

5.2
The Consultant agrees that, except as directly by the Client and/or DVFN, it will not at any time during or after the term of this Agreement discloses any Confidential Information to any person whatsoever. The Consultant further agrees to cause its employees and subcontractors to observe this Clause.

6.	GRANT
6.1
The Consultant agrees that any information that shall be provided by the Consultant to the Client in the performance of Service of this Agreement shall remain the exclusive property of Client, and that it will not sell, transfer, publish, disclose or otherwise make the information available to third parties without Client’s prior written consent. Any rights granted by others to the Consultant under this Agreement shall not affect the Client’s exclusive ownership of the information.

7.	ENTIRE AGREEMENT
7.1	This Agreement contains the entire understanding of the parties and may not be amended without the specific written consent of both parties.

8.	SERVICE OF NOTICE
8.1
Any notice, claim, demand, or other communication under this Agreement (collectively “Communication” in this clause 8) shall be in the Chinese or English language and may be served or given personally or sent to the last known address, telex or facsimile numbers (if any) of each party at the signing of this Agreement, unless and until a different address, telex or facsimile numbers has been designated by a written notice effective brought to the notice of the other party.

8.2
A Communication served in accordance with clause 8.1 shall be deemed sufficiently served and in proving service and/or receipt of a Communication it shall be sufficient to prove that such Communication was properly addressed and posted or dispatched to the addressee’s address or that the Communication was properly transmitted by telex, facsimile or cable to the addressee. In the case of Communication by telex, such Communication shall be deemed properly transmitted upon the receipt by the machine sending the telex the telex answerback of the addressee; and in the case of facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a satisfactory report of transmission printed out by the sending machine.

8.3	Nothing in this clause 8 shall preclude the service of Communication or the proof of such service by any mode permitted by law.

9.	PROPER LAW AND DISPUTE RESOLUTION
9.1
This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of PRC. Any dispute or controversy arising out of or in respect of this Agreement shall be referred to and determined by arbitration in Hongkong. The right to make an application to any courts for trial, and that of appeal are hereby excluded.

IN WITNESS WHEREOF, the Client and the Consultant have duly executed this Agreement as of the day and year first above written.

SIGNED by the Client

for and on behalf of the Client
in the presence of :

/s/ Richard Surber
Richard Surber

SIGNED by the Consultant

in the presence of :

/s/ Guoqiang Zhan
Guoqiang Zhan